Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CBRE GROUP, INC.

WITH AND INTO

CB RICHARD ELLIS GROUP, INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

CB Richard Ellis Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of CBRE Group, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (the “Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of CBRE Group, Inc.:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Merger Sub is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of each class of capital stock of the Merger Sub.

THIRD: The Board of Directors of the Corporation, by the resolutions adopted at a meeting held on September 8, 2011 and attached hereto as Annex 1, duly determined to merge the Merger Sub with and into the Corporation and to effect a change of the Corporation’s name to CBRE Group, Inc. in connection with such merger pursuant to Section 253 of the DGCL.

FOURTH: The Corporation shall be the surviving corporation of the Merger.

FIFTH: The restated certificate of incorporation of the Corporation, as amended and in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is CBRE Group, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 3rd day of October 2011.

CB Richard Ellis Group, Inc.
By:	/s/ Laurence H. Midler

Name: Laurence H. Midler
Title: Executive Vice President

Annex 1

RESOLUTIONS OF

THE BOARD OF DIRECTORS

OF THE CORPORATION

WHEREAS, it is advisable and in the best interests of the Company to change the name of the Company from CB Richard Ellis Group, Inc. to CBRE Group, Inc. (the “Group Name Change”), and to effect such Group Name Change pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (“DGCL”); and

WHEREAS, in connection with the Group Name Change, the Company desires to form a wholly-owned subsidiary, CBRE Group, Inc., a Delaware corporation (the “Subsidiary”), to merge with and into the Company pursuant to the provisions of Section 253 of the DGCL, so that the Company will be the surviving corporation following the merger.

NOW, THEREFORE, BE IT,

RESOLVED, that the Group Name Change is authorized and approved;

RESOLVED FURTHER, that the Company shall cause the Subsidiary to be formed under the DGCL;

RESOLVED FURTHER, that pursuant to Section 253 of the DGCL, the Company shall merge the Subsidiary with and into itself, so that the Company possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations;

RESOLVED FURTHER, that, in connection with the merger, the name of CB Richard Ellis Group, Inc. shall be changed to CBRE Group, Inc.;

RESOLVED FURTHER, that any Authorized Officer of the Company be, and such officer hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware;

RESOLVED FURTHER, that the effective date of the Certificate of Ownership and Merger, the merger and the Name Change provided for in the Certificate of Ownership and Merger shall be October 3, 2011, or any later date as determined by an Authorized Officer;

RESOLVED FURTHER, that in connection with the Group Name Change, the Authorized Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to file any and all notices and filings with the Securities and Exchange Commission, the New York Stock Exchange, the Company’s transfer agent, the Depository Trust Company, the Internal Revenue Service and any state tax authority, and to obtain a new CUSIP number; and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing;

RESOLVED FURTHER, that, in connection with the Group Name Change, the Authorized Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to execute and file any and all documents required to effectuate the Group Name Change in any U.S. state or territory in which the Company is authorized to do business;

RESOLVED FURTHER, that in connection with the Group Name Change, the Company’s stock certificates for its common stock, par value $0.01 per share per share, shall be modified to reflect the name CBRE Group, Inc., and such modified stock certificates are hereby authorized and approved; and that a new form of corporate seal, reflecting the name CBRE Group, Inc., is adopted and approved;

RESOLVED FURTHER, that in connection with the Group Name Change, the Authorized Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the Company; and

RESOLVED FURTHER, that in connection with the Group Name Change, the Authorized Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to amend and restate the Company’s Bylaws, employee benefits plans, corporate governance documents, and any and all other necessary Company documents to reflect the new name of the Company.